EXHIBIT 99

FOR IMMEDIATE RELEASE

SVB Financial Services, Inc. Announces First Quarter Net Income

Somerville, NJ...May 2, 2005    Robert P. Corcoran, President and CEO of SVB Financial Services, Inc. (Nasdaq: SVBF), the parent holding company of Somerset Valley Bank, announced the Company's first quarter earnings.

        Net income for the first quarter of 2005 was $777,000, a decrease of $53,000 or 6% under the first quarter of last year. This net income represents basic and diluted earnings per share of $0.19 compared to basic and diluted earnings per share of $0.21 and $0.20 per share, respectively in 2004. Corcoran cited a number of factors contributing to the decrease.

        The Company’s net interest margin was 3.61% in the first quarter of 2005 representing a decline of one basis point from the previous quarter and 22 basis points from the first quarter of 2004. Loans, which had accounted for 69% of average earning assets during the first quarter of last year declined to 68% in 2005. While the Federal Reserve has raised interest rates 175 basis points since June 2004, the yield on average loans increased only three basis points from 6.31% in the first quarter of last year to 6.34% in the current quarter. Competitive pricing for three and five year fixed rates loans, which comprise most of the Company’s commercial mortgages, have kept these rates at approximately the same level during this period of rising rates.

        The cost of funding the Bank’s earning assets increased by 29 basis points in comparison to last year. The rate paid on NOW accounts, which make up 25% of average deposits, increased by 70 basis points over the first quarter of last year. This was the result of rate indexed pricing of municipal accounts and newly court mandated pricing on certain attorney trust accounts known as IOLTA accounts. Although the net interest margin declined, net interest income increased $161,000 or 4% in comparison with last year. Net interest income declined from the previous quarter by $124,000.

        Non interest income declined $134,000 or 23% from the first quarter of 2004. Income from the sale of investment and insurance products declined by $47,000. Gains on the sales of loans and securities declined $23,000 and $26,000, respectively, while service charges on deposit accounts declined $19,000.

        Non interest expenses increased $182,000 or 6% as a result of normal salary increases and an overall 10.5% increase in employee benefit costs. Occupancy expense increased $20,000 or 5%, mostly as a result of the opening of the Company’s Metuchen office. Increases in outside services and data processing costs of $109,000 also contributed to the increase in expense.

        The provision for loan losses declined $55,000 from last year and $114,000 from the previous quarter. The allowance for loan losses grew to 1.03% of total loans from 0.99% at both December 31, 2004 and March 31, 2004. Non-accrual loans and loans past due 90 days or more represented 0.49% of total loans, unchanged from year end but up from 0.27% at March 31, 2004.

        Loans increased $19.6 million or 7% from last year but declined $3.9 million or 1% since December 31, 2004. Deposits increased $30.6 million or 8% since March of last year and $1.5 million or less than 1% since December 31, 2004.

        “It was a difficult quarter for loan growth and revenue, but our pipeline of approved loans continues to expand,” said Corcoran. “We will press forward with our branch expansion and our business development efforts in what we consider to be a very strong market area in a reasonably good economy. We will continue to run our Bank with the goal of long-term performance in mind and maintain our underwriting standards to preserve the strength of our asset base and limit rate risk exposure. As the economy settles, we expect our new and existing markets to provide us with the kind of growth and profitability our shareholders have come to expect.”

        The Bank opened its Metuchen office on 700 Middlesex Avenue in December 2004. Somerset Valley Bank also has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards, Warren, Raritan Township and Edison. The Bank is currently constructing its twelfth location in Flemington in Hunterdon County. A thirteenth location has been approved for South Plainfield in Middlesex County.

        SVB Financial Services, Inc. is traded on the NASDAQ National Market under the trading symbol SVBF and can be accessed via the internet at www.somersetvalleybank.com.

        On January 11, 2005, SVB Financial Services, Inc., signed a definitive agreement to merge with Fulton Financial Corporation (NASDAQ: FULT), based in Lancaster, Pennsylvania, with assets of $11.4 billion. Fulton Financial Corporation is the second largest commercial bank holding company based in the Third Federal Reserve District. The merger is also subject to the approval of the Board of Governors of the Federal Reserve System, the State of New Jersey Department of Banking and Insurance, and by SVB Financial Services Inc.‘s shareholders.

        Upon completion of its acquisition of SVB Financial Services, Inc., Fulton Financial Corporation intends to retain Somerset Valley Bank as a separate subsidiary. Additional information on Fulton Financial Corporation is available on the internet at www.fult.com.

        The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an “asterisk” (*) or may use such forward-looking terminology as “expect”, ” look”, ” believe”, ” anticipate”, “ may”, ” will”, or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.

SVB FINANCIAL SERVICES, INC Selected Consolidated Financial Data
	Three Months Ended March 31,		Years Ended December 31,
(in thousands except per share data)	2005	2004	2004	2003	2002

INCOME STATEMENT DATA:
Interest Income	5,821	5,186	21,651	20,700	20,848
Interest Expense	1,888	1,414	6,152	6,262	7,471
Net Interest Income	3,933	3,772	15,499	14,438	13,377
Provision for Loan Losses	70	125	444	502	455
Net Interest Income After Provision for
Loan Losses	3,863	3,647	15,055	13,936	12,922
Non-Interest Income	443	577	2,466	2,018	1,732
Non-Interest Expense	3,168	2,986	12,238	11,641	10,764
Income Before Income Taxes	1,138	1,238	5,283	4,313	3,890
Income Tax Expense	361	408	1,742	1,429	1,435
Net Income	777	830	3,541	2,884	2,455

BALANCE SHEET DATA:
Total Assets	476,745	440,075	482,958	431,074	404,984
Federal Funds Sold and Other
Short Term Investments	4,695	16,553	3,915	6,768	28,071
Interest Bearing Time Deposits	11,541	13,337	13,531	13,142	13,839
Securities Available for Sale	47,203	38,002	48,543	42,855	46,569
Securities Held to Maturity	75,728	61,980	74,696	58,290	56,209
Loans	298,758	279,210	302,671	271,543	238,185
Deposits	415,102	384,458	413,616	379,013	364,422
Other Borrowings	22,123	20,167	31,184	18,176	9,214
Guaranteed Preferred Beneficial Interest
in the Corporation Subordinated Debentures	6,702	6,702	6,702	6,500	6,500
Shareholders' Equity	30,470	26,782	29,363	25,689	23,178

PERFORMANCE RATIOS:
Return on Average Assets	0.65%	0.76%	0.76%	0.69%	0.65%
Return on Average Equity	10.60%	12.86%	12.96%	11.92%	11.46%
Net Interest Margin	3.61%	3.83%	3.67%	3.77%	3.81%

ASSET QUALITY:
Loans Past Due Over 90 Days	1	—	—	—	—
Non-Accrual Loans	1,468	763	1,484	1,012	658
Net (Recoveries)/Charge Offs	(2)	33	123	229	159
Allowance for Loan Losses to Total Loans	1.03%	0.99%	0.99%	0.99%	1.01%

PER SHARE DATA (1):
Earnings Per Share - Basic	0.19	0.21	0.87	0.71	0.62
Earnings Per Share - Diluted	0.19	0.20	0.85	0.70	0.61
Book Value	7.41	6.61	7.23	6.36	5.76

(1) All data has been retroactively restated for stock dividends.